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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-120866 and 333-120867 on Form S-8 of our report dated March 30, 2005 relating to the consolidated financial statements of Neenah Paper, Inc. and subsidiaries and the combined financial statements of the Pulp and Paper Business of Kimberly-Clark Corporation, consisting of the Fine Paper and Technical Paper divisions and the Canadian pulp operations, and the financial statement schedule, appearing in this Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 30, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM